UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2021

Aerie Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36152	20-3109565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4301 Emperor Boulevard, Suite 400 Durham, North Carolina 27703
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (919) 237-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AERI	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2021, Aerie Pharmaceuticals, Inc. (the “Company”), an ophthalmic pharmaceutical company, announced that the Board of Directors of the Company (the “Board”) has completed its search for a new chief executive officer and appointed Raj Kannan to serve as Chief Executive Officer of the Company and a Class I director. Mr. Kannan is expected to join the Company on December 20, 2021 (the “Start Date”) and will serve in the capacity as the Company’s principal executive officer, succeeding Benjamin F. McGraw, III, Pharm.D., the Company’s Executive Chairman of the Board.

Prior to joining the Company, Mr. Kannan, age 58, served as the Chief Executive Officer and President of Chiasma Inc., a clinical-stage biopharmaceutical company, from June 2019 to August 2021. Mr. Kannan has held diverse leadership roles across North America and Europe, including serving as the Chief Commercial Officer of Kiniksa Pharmaceuticals, Ltd. (NASDAQ: KNSA) from July 2018 to June 2019 and as the Global Head of Neurology and Immunology at Merck KGaA from June 2014 to May 2018. Mr. Kannan is also a non-executive board member of Amryt Pharma plc (NASDAQ: AMYT). Mr. Kannan received a B.S. in Chemistry from the University of Madras and a M.B.A. in Healthcare Management and Marketing from East Carolina University.

There are no family relationships between Mr. Kannan and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On December 15, 2021, in connection with Mr. Kannan’s appointment, the Company entered into an employment agreement with Mr. Kannan (the “Kannan Employment Agreement”) setting forth the terms of his service and compensation. The Kannan Employment Agreement provides for the following material terms:

•

An initial term which will commence on the Start Date and will expire on December 20, 2024, with automatic extensions for successive one (1) year periods thereafter, unless either party provides written notice of non-renewal at least 90 days prior to the end of the applicable term;

•

An annual base salary of $700,000 payable in accordance with regular payroll practices and, beginning January 1, 2022, eligibility to receive a target annual bonus equal to 70% of his base salary, with the actual amount of the annual bonus to be determined by the Board based on achievement of the relevant performance goals to be determined by the Board in consultation with Mr. Kannan. Mr. Kannan’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries;

•

Grants of equity awards under the Company’s Inducement Award Plan including (i) on the Start Date, an award with an aggregate grant date fair market value equal to $3,500,000, 50% of which will be in the form of stock options to purchase shares of the Company’s common stock and 50% of which will be in the form of restricted stock; and (ii) on the same date in February 2022 as the other senior executives receive an annual equity grant from the Company, an award with an aggregate grant date fair market value equal to $2,000,000, 50% of which will be in the form of stock options to purchase shares of the Company’s common stock and 50% of which will be in the form of performance-vested restricted stock. The stock option grants will each vest 25% on the one-year anniversary of the applicable date of grant and in 36 monthly installments thereafter. The restricted stock grant will vest on the first four annual anniversaries of the date of grant. The performance period and performance vesting conditions applicable to the performance-vested restricted stock award will be determined by the Board in consultation with Mr. Kannan prior to the award’s grant. Each award will be subject to the terms of the Company’s Inducement Award Plan and an individual award agreement.

•

Mr. Kannan is eligible to participate in the standard benefit programs for senior executives. In addition, Mr. Kannan is entitled to receive reimbursement of costs related to Mr. Kannan’s relocation to the Durham, North Carolina area including (i) up to 18 months of reasonable commuting expenses, (ii) up to 30 months of housing costs (limited to $5,000 per month) and (iii) reasonable and customary relocation costs related to the sale of his current residence and purchase of a new residence that occurs during the 30 month transition period following the Start Date. To the extent these relocation benefits are taxable to Mr. Kannan, an additional payment will be made to Mr. Kannan to cover the cost of the applicable tax.

In addition, consistent with the terms of other senior executives’ employment agreements with the Company, the Kannan Employment Agreement provides for covenants of (i) non-disclosure of confidential information during the employment term and thereafter and (ii) non-solicitation of employees and noninterference with customers, clients, vendors, and other business contacts during the employment term and for a period of 12 months thereafter.

In the event of a termination of Mr. Kannan’s employment (x) by the Company without Cause, (y) by Mr. Kannan for Good Reason (as such terms are defined the Kannan Employment Agreement) or (z) as a result of the Company providing Mr. Kannan with a notice of non-renewal, Mr. Kannan will be entitled to, subject to his execution and delivery of an effective release of claims against the Company:

•

Continued payment of Mr. Kannan’s base salary at the rate in effect at the time of termination for a period of 12 months, or 24 months if such termination of employment occurs in connection with or within 12 months following a Change in Control (as defined in the Kannan Employment Agreement);

•

Payment of a pro-rated portion of Mr. Kannan’s annual bonus for the year of termination, assuming target level performance, and if the prior year’s annual bonus has not been paid at the time of termination, payout of the annual bonus amount that would have been earned in the normal course had the termination of employment not occurred;

•

If the termination occurs in connection with or within 12 months following a Change in Control, an amount equal to 1.5 times the greater of (x) 70% of Mr. Kannan’s base salary at the time of termination and (y) the average of the annual performance bonuses received by Mr. Kannan for the two years immediately preceding the date of termination;

•

Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage, for a period of 12 months, or 24 months if such termination of employment occurs in connection with or within 12 months following a Change in Control; and

•

Unless treatment more favorable to Mr. Kannan is provided in the applicable equity plan or award agreement, the portion of each equity award that is outstanding at the time of the termination of employment that would have vested in the 12 months immediately following the termination date will vest and become exercisable, as applicable, as of the termination date, and Mr. Kannan will have a post-termination exercise period of 90 days during which he may exercise the portion of his options to purchase shares of common stock of the Company that was vested as of the termination date. If the termination occurs in connection with or within 12 months following a Change in Control, all equity awards outstanding as of the date of termination will fully vest.

The Kannan Employment Agreement provides that, to the extent any of the payments or benefits provided or to be provided by the Company or its affiliates to Mr. Kannan pursuant to the terms of the Kannan Employment Agreement or otherwise would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code, and would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then such Parachute Payments will be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever results in Mr. Kannan receiving the highest after-tax amount. If such a reduction in Parachute Payments is necessary, the reduction will occur in the manner that results in the greatest economic benefit to the Mr. Kannan. The Kannan Employment Agreement does not provide for a 280G-related excise tax gross-up.

The summary of the Kannan Employment Agreement above does not purport to be complete and is subject to, and qualified in its entirety by, the Kannan Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

On December 16, 2021, the Company issued a press release announcing the appointment of Mr. Kannan as Chief Executive Officer, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release, dated December 16, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERIE PHARMACEUTICALS, INC.

Date: December 16, 2021	By:	/s/ John W. LaRocca
John W. LaRocca
General Counsel and Secretary